Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE
August 21, 2007

NATHANIEL ENERGY CORPORATION
PRESENTS AT WALL STREET ANALYST FORUM

DENVER, CO - August 21, 2007 - (DOWJONES) - Nathaniel Energy Corporation (“NECX”), an affiliate of Vista International, Inc. (“Vista”), is pleased to announce that it was among a select group of companies chosen to make presentations at the Wall Street Analyst Forum (“WSAF”) held in NYC August 14-16, 2007, at the Princeton Club. Nathaniel Energy presented twice, once on August 15 at 2PM and again on August 16 at 1:20PM, where management’s outline for implementation of Nathaniel Energy’s new business plan and strategy was received very warmly. The forum was webcast and will be available for 30 days after the event at the following website:

www.wsw.com/webcast/wsaf3/necx.ob

Since Vista closed on its purchase of a controlling interest in Nathaniel Energy on July 27, 2007, a number of positive events have occurred involving the two companies. These events were covered in detail at the conference, and included the following:

•	A new management team has been put in place.
•	Management has created a new vision and direction for the company by creating a technology holding company with a focus on renewable energies, fuels and related product offerings.
•
The affiliation of Vista and Nathaniel Energy will link synergistic technologies which will produce a high-grade alcohol in the 120-130+ octane range to help provide a more complete solution and better ROI.

•	Nathaniel Energy’s name is to be changed to Vista International Technologies, Inc.
•	Management plans to partner with U.S. manufacturers to build products in the USA for global export.
•	Vista brings to Nathaniel Energy a potential multi-billion dollar projects pipeline.
•	Management foresees expansion of Nathaniel Energy’s tire operations and incorporation of gasification operation for fuels and energy.
•	Vista brings to NECX relationships with Wilcox/Devere, an EPC with over 40 years experience in all aspects of the energy industry and more than 1,000 well trained professionals on staff.

•	NECX will benefit from Vista’s membership in the Asia Pacific Partnership (“APP”) - the APP consists of six member countries, which include USA, China, Japan, Korea, Australia and India. Currently, only a select few U.S. companies hold this designation and most are NYSE listed firms.
•	Vista expects to invest approximately $2,000,000 in NECX over the next few months.
•	Vista brings to its affiliate more than 2 years of market development leads in the U.S., China, Mexico, West Indies and Europe.
•
NECX’s gasification technology will be used, in conjunction with Vista’s alcohol technology, in Li Xian China in a 1250 TPD straw and 250 TPD MSW waste to energy/fuels project worth an estimated $170,000,000 in exports from the U.S.

Statements in this news release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contact info:
Barry Kemble, CEO
Timothy Peach, CFO
Nathaniel Energy Corporation
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300
info@nathanielenergy.com
www.nathanielenergy.com

or

Johan Smith, CEO
Vista International, Inc.
8310 S. Valley Highway, Suite 300
Englewood, CO 80112
Phone: 720-222-3032
info@vistainternational.net
www.vistainternational.net

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